SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                        Under The Securities Act of 1933


                 HOTEL OUTSOURCE MANAGEMENT INTERNATIONAL, INC.


                  Delaware                                 13-4167393
                -------------                           ----------------
         (State or other jurisdiction of                 (IRS Employer
          incorporation or organization)             Identification Number)


               80 Wall Street, Suite 815, New York, New York 33432
--------------------------------------------------------------------------------
               (Address of principal executive offices) (Zip code)


                    Consulting Agreement with Stephen Roebuck
                     Consulting Agreement with Benzion Perko
                    Consulting Agreement with Joseph Stabholz
                      Consulting Agreement with Aryeh Reif
                    Consulting Agreement with Joel Schonfeld
                  Consulting Agreement with Andrea I. Weinstein
              Consulting Agreement with Ophir Zahari and Guy Yuval
                              (Full Title of Plan)


                               Andrea I. Weinstein
                          Schonfeld & Weinstein, L.L.P.
                            80 Wall Street, Suite 815
                            New York, New York 10006
                                 (212) 344-1600
           (Name, address and telephone number of agent for service.)

                       CALCULATION OF REGISTRATION FEE(1)

                                                                             Proposed
                                                     Proposed                Maximum
                                                     Maximum                 Aggregate
Title of Securities        Amount of shares          Offering                Offering               Filling
to be Registered           to be Registered          Price per share         Price                  Fee
---------------------      --------------------      -----------------       -----------            -------
$.001 par value                  500,000             $.50                     $250,000
Common Stock

$.001 par value                   20,000             $.50                     $ 10,000
Common Stock

$.001 par value                  250,000             $.50                     $125,000
Common Stock

$.001 par value                   20,000             $.50                     $ 10,000
Common Stock

$.001 par value                   20,000             $.50                     $ 10,000
Common Stock

$.001 par value                  150,000             $.50                     $ 75,000
Common Stock

$.001 par value                   20,000             $.50                     $ 10,000
Common Stock

$.001 par value                   20,000             $.50                     $ 10,000
Common Stock

Total                          1,000,000             $.50                     $500,000             $63.35

(1) This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(h) under the Securities Act and is calculated on the basis of the average of the high and low selling prices per share of the Registrant's common stock on March 10, 2004 as reported by the OTC Electronic bulletin Board.

                                   PROSPECTUS

                 HOTEL OUTSOURCE MANAGEMENT INTERNATIONAL, INC.
                                 80 Wall Street
                                    Suite 815
                            New York, New York 10005
                                 (212) 344-1600

                       (1,000,000 Shares of Common Stock)

         This prospectus relates to the offer and sale by Hotel Outsource Management International, Inc., a Delaware corporation (the "Company" or "HOMI") of shares of its $.001 par value per share common stock to certain consultants pursuant to consulting agreements entered into between HOMI and the consultants for payment of services rendered and to be rendered. HOMI is registering hereunder and then issuing, upon receipt of adequate consideration therefore, to the consultants 1,000,000 shares of common stock in consideration for services to be performed under the respective agreements.

         The common stock is not subject to any restriction on transferability. Recipients of shares other than person who are "affiliates" of HOMI within the meaning of the Securities Act of 1933 may sell all or part of the shares in any way permitted by law, including sales in the over-the-counter market at prices prevailing at the time of such sale. Of the shares registered hereunder, 500,000 shares are being registered for affiliates of HOMI. An affiliate is any director, executive officer or controlling shareholder of the company or any of its subsidiaries. An "affiliate" of the company is subject to Section 16(b) of the Securities Exchange Act of 1934. If an employee who is not now an "affiliate" becomes an "affiliate" of the company in the future, he/ she would then be subject to Section 16(b) of the Exchange Act.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is March 10, 2004.

         This prospectus is part of the registration statement, which was filed and became effective under the Securities Act of 1933, and does not contain all of the information set forth in the registration statement, certain portions of which have been omitted pursuant to the rules and regulations promulgated by the U.S. Securities and Exchange Commission under the Securities Act. The statements in this prospectus as to the contents of any contracts or other documents filed as an exhibit to either the registration statement or other filings by HOMI with the Commission are qualified in their entirety by the reference thereto.

         A copy of any document or part thereof incorporated by reference in this prospectus but not delivered herewith will be furnished without charge upon written or oral request. Requests should be addressed to: Hotel Outsource Management International, Inc., 80 Wall Street, Suite 815, New York, New York 10005, (212) 344-1600.

         HOMI is subject to the reporting requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. These reports, as well as the proxy statements, information statements and other information filed by HOMI under the Exchange Act may be inspected and copied at the public reference facility maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies may be obtained at the prescribed rates. HOMI's stock trades on the Over-the-Counter Bulletin Board under the symbol HOUM.

         No person has been authorized to give any information or to make any representation, other than those contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by HOMI. This prospectus does not constitute an offer or a solicitation by anyone to any person in any state, territory or possession of the United States in which such offer or solicitation is not authorized by the laws thereof, or to any person to whom it is unlawful to make such offer or solicitation.

         Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been a change in the affairs of HOMI since the date hereof.

TABLE OF CONTENTS

Information Required in the Section 10(a) Prospectus ....................      5
Item 1.  Plan Information ...............................................      5
         General Information ............................................      5
         The Company ....................................................      5
         Purposes .......................................................      5
         Common Stock ...................................................      5
         The Consultants ................................................      5
         No Restrictions on Transfer ....................................      5
         Tax Treatment to the Consultants ...............................      5
         Tax Treatment to the Company ...................................      6
         Restrictions on Resale .........................................      6
Documents Incorporated by Reference and Additional Information ..........      6

Item 2.  Registrant Information and Employee Plan Annual Information ....      6
         Legal Opinion and Experts ......................................      7
         Indemnification of Officers and Directors ......................      7
Information Required in the Registration Statement ......................      7

Item 3.  Incorporation of Documents by Reference ........................      7

Item 4.  Description of Securities ......................................      8

Item 5.  Interest of Named Experts and Counsel ..........................      8

Item 6.  Indemnification of Directors and Officers ......................      8

Item 7.  Exemption from Registration Claimed ............................      8

Item 8.  Exhibits .......................................................      9

Item 9.  Undertakings ...................................................      9

Signatures ..............................................................     10

Exhibits Index ..........................................................     12

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

GENERAL INFORMATION

The Company

         HOMI has its principal executive offices at 80 Wall Street, Suite 815, New York, New York 10005 where its telephone number is (212) 344-1600.

Purposes

         The common stock to be issued by HOMI to certain consultants will be issued pursuant to business consulting agreements entered into between the consultants and HOMI, which have been approved by the Board of Directors of the company. The agreements are intended to provide a method whereby HOMI may be stimulated by the personal involvement of the consultants in the company's future prosperity, thereby advancing the interests of HOMI and all of its shareholders. Copies of the agreements have been filed as exhibits to this registration statement.

Common Stock

         The Board of Directors has  authorized  the issuance of up to 1,000,000
shares  of  common  stock  to  the  consultants   upon   effectiveness  of  this
registration statement.

The Consultants

         The consultants have agreed to provide their expertise and advise to HOMI for the purposes set forth in their agreements with the company.

No Restrictions on Transfer

         The consultants will become the record and beneficial owners of the shares of common stock upon issuance and delivery and shall be entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the common stock. Affiliates of HOMI will be subject to the Section 16 (b) of the Exchange Act.

Tax Treatment to the Consultants

         Neither common stock nor the options to purchase common stock are qualified under Section 401 (a) of the Internal Revenue Code. The consultants, therefore, will be required for federal income tax purposes to recognize ordinary income during the taxable year in which the first of the following events occur: (a) the shares become freely transferable, or (b) the shares cease to be subject to a substantial risk of forfeiture. Accordingly, absent a specific contractual provision to the contrary, the consultants will receive compensation taxable at ordinary rates equal to the fair market value of the shares on the date of receipt since there will be no substantial risk of forfeiture or other restrictions on transfer. The consultants are urged to consult their own tax advisors on this matter. Further, if any recipient is an "affiliate" Section 16(b) of the Exchange Act is applicable and will affect the issue of taxation.

Restrictions on Resale

         In the event that an affiliate of the company acquires shares of common stock hereunder, the affiliate will be subject to Section 16 (b) of the Exchange Act. Further, in the event that any affiliate acquiring shares hereunder sold or sells any shares of common stock in the six months preceding or following the receipt of shares hereunder, any so called "profit," as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the recipient to HOMI. Services rendered have been recognized as valid consideration for the "purchase" of shares in connection with the "profit" computation under the section 16(b) of the Exchange Act. HOMI has agreed that for the purpose of any "profit" computation under 16(b), the price paid for HOMI's common stock issued hereunder to affiliates is equal to the value of services rendered. Shares of the company's common stock acquired hereunder by persons other that affiliates are not subject to Section 16(b) of the Exchange Act.

                       DOCUMENTS INCORPORATED BY REFERENCE
                                       AND
                             ADDITIONAL INFORMATION

         HOMI hereby incorporates by reference any and all Quarterly Reports and Current Reports on Form 10-QSB or 8-K filed under the Securities or Exchange Acts for the fiscal year ended December 31, 2003, as well as all other reports filed under Section 13 of the Exchange Act, and (iii) its annual report, if any, to shareholders delivered pursuant to Rule 14a-3 of the Exchange Act. In addition, all further documents filed by the company pursuant to Section 13, 14, or 15(d) of the Exchange Act prior to termination of this offering are deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of the filing. All documents which when together constitute this prospectus, will be sent or give to participants by the Registrant as specified by Rule 428 (b) (1) of the Securities Act.

Item 2.  Registrant Information and Employee Plan Annual Information

         A copy of any document or part thereof incorporated by reference in this registration statement but not delivered pursuant to Rule 428 (b) under the Securities Act will be furnished without charge upon written or oral request. Requests should be addressed to: Hotel Outsource Management International, Inc., 80 Wall Street, Suite 815, New York, New York 10005, (212) 344-1600.

Legal Opinion and Experts

         Schonfeld & Weinstein, L.L.P. has rendered an opinion on the validity of the securities being registered. Schonfeld & Weinstein, L.L.P. is not an "affiliate" of the company. Schonfeld & Weinstein, L.L.P. is a shareholder of HOMI.

Indemnification of Officers and Directors

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling the company, HOMI has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person on connection with the securities being registered, registrant will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of competent jurisdiction the question of whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

PART II

INFORMATION REQUIRED IN
THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

         The following documents filed by the Company with the Commission are incorporated herein by reference:

         1. The audited financial statements for the fiscal year ended December 31, 2002 included in HOMI's Registration Statement on Form SB-2 declared effective by the Securities and Exchange Commission on August 12, 2003.

         2. The Company's Quarterly Report on Form 10-QSB for the quarters ended March 31, 2003, June 30, 2003, September 30, 2003.

         3. The description of the Company's Common Stock contained in its registration statement of Form 8-A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as filed with the Commission on June 6, 2003 including any amendment or report filed for the purposes of amending such description.

         In addition, all reports and documents filed by the Company or by or on behalf of the Plan pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Item 4. Description of Securities

         No description of the class of securities (i.e., the $.001 par value common stock) is required under this item because the common stock is registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel

         Schonfeld & Weinstein, L.L.P. owns 80,000 shares of HOMI common stock. An additional 40,000 shares are being issued to the principals of Schonfeld & Weinstein, L.L.P. in this registration statement.

Item 6. Indemnification of Directors and Officers

         HOMI shall indemnify to the fullest extent permitted by, and in the manner permissible under the laws of the State of Delaware, any person made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he is or was a director or officer of HOMI, or served any other enterprise as director, officer or employee at the request of HOMI. The Board of Directors, in its discretion, shall have the power on behalf of HOMI to indemnify any person, other than a director or officer, made a party to any action, suit or proceeding by reason of the fact that he/she is or was an employee of HOMI.

         In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be n, or not opposed to, the best interests of the company, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Furthermore, the personal liability of the directors is limited as provided in HOMI's Articles of Incorporation.

Item 7. Exemption from Registration Claimed

         Not applicable.

Item 8. Exhibits

(a)      The following exhibits are filed as part of this registration statement
         pursuant  to  Item  601  of   Regulation   S-B  and  are   specifically
         incorporated herein by this reference:

      Exhibit No.       Title

         5.       Opinion of  Schonfeld & Weinstein,  L.L.P.

         23.1     Consent of Counsel*

         23.2     Consent of Ernst & Young, CPA

         99.1     Consulting Agreement Stephen Roebuck

         99.2     Consulting Agreement with Benzion Perko

         99.3     Consulting Agreements with Joseph Stabholz

         99.4     Consulting Agreements with Aryeh Reif

         99.5     Consulting Agreements with Joel Schonfeld and
                  Andrea I. Weinstein

         99.6     Consulting Agreements with Ophir Zahari and Guy Yuval

*    Contained in Exhibit 5

Item 9. Undertakings

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the even that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the Effective Date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, including (but not limited to) any addition or deletion of managing underwriter;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be treated as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

(3)      To remove from registration by means of a post-effective  amendment any
         of  the  securities   being  registered  which  remain  unsold  at  the
         termination of the offering.

(4) Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL THE REQUIREMENTS FOR FILING ON FORM S-8 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED IN THE CITY OF NEW YORK, STATE OF NEW YORK ON MARCH 10, 2004.


Date                           HOTEL OUTSOURCE MANAGEMENT INTERNATIONAL, INC.
March 10, 2004


                                        By:     /s/ Jacob Ronnel
                                            ------------------------------------
                                            Jacob Ronnel, President, CEO,
                                            Chairman of the Board


IN ACCORDANCE WITH THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS ON BEHALF OF THE REGISTRANT AND IN THE CAPACITIES AND ON THE DATE INDICATED.


DATE: MARCH 10, 2004

                                             By: /s/ Jacob Ronnel
                                                --------------------------------
                                                 Jacob Ronnel,
                                                 President, CEO, Director


                                             By: /s/ Ariel Almog
                                                --------------------------------
                                                 Ariel Almog
                                                 Secretary, Director


                                             By: /s/ Zeev Danzinger
                                                --------------------------------
                                                 Zeev Danzinger, Director


                                             By: /s/ Rodia Mihali
                                                --------------------------------
                                                 Rodia Mihali, Director